Exhibit 99.3

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: investorrelations@essendant.com (847) 627-2900

ESSENDANT NAMES RICHARD D. PHILLIPS PRESIDENT AND CHIEF EXECUTIVE OFFICER

DEERFIELD, Ill., October 25, 2017 -- Essendant Inc. (NASDAQ: ESND), a leading national wholesale distributor of business products, announced today that its Board of Directors has elected Richard D. Phillips, President and Chief Executive Officer, effective immediately. Mr. Phillips, who had been serving as interim president and CEO since June 2017, was also elected to Essendant’s Board of Directors and the Board’s Executive Committee.  The Board has been expanded from nine to ten members with the addition of Mr. Phillips.

“Following a thorough search, with assistance from an independent search firm, we firmly believe that Ric is the right person to lead Essendant as we continue to execute our long-term transformation plan,” said Charles K. Crovitz, Essendant’s Chairman of the Board.  “Ric has proven expertise across our platform and channels, including responsibility for the successful turnaround of our Industrial business and leadership of many of our growth businesses.  Since stepping in as interim CEO, he has intensified our transformation efforts, developing the plan to aggressively execute against our strategic drivers.  Ric and the Board are aligned that we must act with urgency and intensity to alter the trajectory of our business as we implement the actions necessary to position Essendant for long-term success.”

Mr. Phillips added, “With the support of our strong team we have made important progress advancing our transformation initiatives in recent quarters.  We recognize that we have much more to do, and I am excited to continue to work closely with the Board and the Essendant team as we move quickly to drive our strategy forward.  I am confident in our future and believe that we can deliver improved performance and long-term value for shareholders.”

Essendant Names Richard D. Phillips President and Chief Executive Officer

Richard D. Phillips Biography

Mr. Phillips joined Essendant in January 2013 as President of Online and New Channels.  He subsequently served as President, ORS Nasco, beginning in November 2015, and he was named Group President of Industrial in August 2016, when he added responsibility for Essendant’s automotive and e-commerce businesses.  Mr. Phillips was named Interim President and Chief Executive Officer in June 2017. Prior to joining Essendant, Mr. Phillips spent 14 years at McKinsey & Company, where he was elected Partner in 2005.  At McKinsey, he worked across industry sectors, with a functional emphasis in strategy, commercial performance and operations, including several long-term engagements involving strategy implementation.  He previously spent six years at Baxter Healthcare in various finance and sales roles.  Mr. Phillips earned a B.S. degree in Finance from Indiana University and a Masters of Management degree, with distinction, from the Kellogg Business School at Northwestern University.

Essendant Names Richard D. Phillips President and Chief Executive Officer

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: Essendant's reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; the impact of price transparency, customer consolidation and product sales mix changes on the Company’s sales and margins; Essendant's reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; Essendant's reliance on supplier allowances and promotional incentives; Essendant’s exposure to the credit risk of its customers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from e-tailers and product manufacturers who sell directly to Essendant's customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; continued declines in end-user demand for products in the office, technology and furniture product categories; Essendant may experience financial cycles due to secular consumer demand, recession or other events, most notably in the Company’s Industrial and Automotive businesses; the impact of the Company’s transformation program and possible disruption of business operations and relationships with customers and suppliers; Essendant's ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant's ability to attract and retain key management personnel; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant's business; Essendant's ability to maintain its existing information technology systems and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the impact on the Company’s reputation and relationships of a breach of the Company’s information technology systems or a failure to maintain the security of private information; the availability of financing sources to meet Essendant's business needs; Essendant's success in effectively identifying, consummating and integrating acquisitions; and unexpected events that could disrupt business operations, increasing costs and decreasing revenues.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant's results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake any obligation to update any forward-looking statement.  Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this news release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

Essendant Inc. is a leading national wholesale distributor of workplace items, with 2016 net sales of $5.4 billion. The company sells a broad assortment of over 190,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. The Company’s network of 70 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant Names Richard D. Phillips President and Chief Executive Officer

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

For Further Information Contact:

investorrelations@essendant.com
(847) 627-2900